ITT Announces Sale of Switches Business to Littlejohn & Co. LLC

      WHITE PLAINS, N.Y., May 9 /PRNewswire/ -- ITT Corporation (NYSE: ITT) today announced that it has signed a definitive agreement with Littlejohn & Co. LLC, a private equity firm based in Greenwich, Connecticut, for the sale of its Switches business for an undisclosed amount. The Switches business manufactures switches, dome arrays, interface controls and keypads for a variety of industries including mobile communications, computer and automotive.

      "This transaction is consistent with ITT's corporate strategy to concentrate on its core businesses, which include water and wastewater solutions, advanced defense electronics and systems, and motion and flow control products," said Steve Loranger, Chairman, President and Chief Executive Officer of ITT Corporation. "The sale also provides Littlejohn & Co. with a well-positioned, world-class supplier of components that complements an already successful portfolio of businesses."

      Angus Littlejohn, Chairman and Chief Executive Officer of Littlejohn & Co., said, "The ITT Switches business is a solid and profitable business, which over the past decade has built a skilled global workforce, excellent product portfolio, great customer base, and today has strong positions in the markets they serve. We believe that as an independent organization the company will be even better positioned to take advantage of opportunities and to continue building a world-class components business in partnership with the management and employees of the Switches business."

      ITT completed a strategic review of the Switches business in the fourth quarter of 2005 and began reporting it as a discontinued operation in the third quarter of 2006. Both parties expect to finalize the transaction in mid-2007, subject to customary closing conditions and regulatory approvals.

      About ITT Corporation

      ITT Corporation (http://www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. The company plays a vital role in international security through its defense communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services. It also serves the growing leisure marine and electrical connectors markets with a wide range of products. Headquartered in White Plains, N.Y., the company generated $7.8 billion in 2006 sales. In addition to the New York Stock Exchange, ITT Corporation stock is traded on the Euronext, London and Frankfurt exchanges.

SOURCE ITT Corporation
    -0-                 05/09/2007
    /CONTACT: Angela Buonocore of ITT Corporation, +1-914-641-2157, angela.buonocore@itt.com/
    /Web site:  http://www.itt.com /
    (ITT)